Exhibit 3.2
BYLAW AMENDMENT
     RESOLVED, that Section 2.13(b) of the Bylaws is hereby deleted and is replaced in its entirety by the following:
There shall be an Audit Committee of the Board of Directors which shall serve at the pleasure of the Board of Directors and be subject to its control. Members shall be appointed by the Board of Directors. The committee shall appoint and/or discharge the corporation’s independent auditors, shall oversee, review and approve the scope and plan of the annual audit, shall review the results of such audit, and shall perform such other duties as may be lawfully delegated to it from time to time by the Board of Directors.
     RESOLVED, that Section 2.13(c) of the Bylaws is hereby deleted and is replaced in its entirety by the following:
There shall be an Executive Compensation Committee of the Board of Directors which will serve at the pleasure of the Board of Directors and be subject to its control. Members shall be appointed by the Board of Directors. The Committee shall approve the compensation of the executive officers of the company, and shall have such other duties as may be lawfully delegated to it form time to time by the Board of Directors.
     RESOLVED, that Section 2.13(d) of the Bylaws is hereby deleted and is replaced in its entirety by the following:
There shall be a Committee on Directors and Corporate Governance of the Board of Directors which will serve at the pleasure of the Board of Directors and be subject to its control. Members shall be appointed by the Board of Directors. The Committee shall approve all Board of Director nominations, develop and recommend corporate governance guidelines to be adopted by the Board of Directors and shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors.
     RESOLVED, that Section 3.01 of the Bylaws is hereby deleted and is replaced in its entirety by the following:
The officers of the Corporation shall be elected or appointed by the Board of Directors. The officers shall be a Chief Executive Officer, a President, a Secretary, a Treasurer, and such number of Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers, as the Board of Directors may from time to time determine. Any person may hold two or more offices at the same time, except the offices of Chief Executive Officer and Secretary. Any officer may, but no officer need, be chosen from among the Board of Directors.
     RESOLVED, that Section 3.04 of the Bylaws is hereby deleted and is replaced in its entirety by the following:
The Chief Executive Officer shall be the chief executive officer of the Corporation and shall direct the policy of the Corporation on behalf of the Board of Directors. The other officers shall have the authority, perform the duties and exercise the powers in the management of the Corporation usually incident to the offices held by them, respectively, and/or such other authority, duties and powers as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.